Exhibit 4.18

Australian Oilseeds Holdings Limited

Cowcumbla Investments Pty Ltd

Intercompany Loan Agreement

Execution version

101 Collins Street

Melbourne VIC 3000 Australia T +61 3 9614 1011

F +61 3 9614 4661

www.allens.com.au

© Allens Australia 2024

Allens is an independent partnership operating in alliance with Linklaters LLP.

Intercompany Loan Agreement

Contents

1	Defined terms & interpretation		1
	1.1	Defined terms	1
	1.2	Incorporated definitions	1
	1.3	Interpretation	2
2	Loans		2
3	Interest		3
4	Repayment		3
5	Payment		3
	5.1	Payments	3
	5.2	Payments in gross	3
	5.3	Payments on demand	3
	5.4	Payment to be made on Business Day	4
6	Events	of Default	4
	6.1	Events of Default	4
	6.2	Consequences of an Event of Default	4
7	Tax		4
8	Notices		4
	8.1	Notices other than those sent by email	4
	8.2	Notices sent by email	5
	8.3	Receipt of Notices sent by email	5
	8.4	Reliance	5
9	General		5
	9.1	Receipt of Securities Purchase Agreement	5
	9.2	Governing law and jurisdiction	5
	9.3	Invalidity	6
	9.4	Waivers	6
	9.5	Variation	6
	9.6	Assignment	6
	9.7	Cumulative rights	6
	9.8	Counterparts	6
Schedule 1			7
	Notice Details		7

page (i)

Intercompany Loan Agreement

This Agreement is made on               2024

Parties

1	Australian Oilseeds Holdings Limited, an exempted company incorporated in the Cayman Islands (the Lender).

2	Cowcumbla Investments Pty Ltd (ACN 155 048 454) of Unit 2, 100 Park Road, Slacks Creek QLD 4127 (the Borrower).

Recitals

A	The Lender has or will borrow amounts under the Debentures.

B	The Borrower has requested the Lender, and the Lender has agreed, to lend all amounts borrowed under the Debentures to the Borrower on the terms and conditions contained in this Agreement.

It is agreed as follows.

1	Defined terms & interpretation

1.1	Defined terms

In this Agreement:

Advance means a drawing under this Agreement.

Debenture has the meaning given to it under the Securities Purchase Agreement.

Event of Default means any event specified in clause 6 (Events of Default).

Excluded Tax means a Tax imposed by any jurisdiction on the net income of the Borrower.

Interest Payment Date means in respect of an Advance, the last day of each Interest Period for that Advance.

Interest Period means, for an Advance, each period selected as agreed between the Lender and the Borrower.

Interest Rate means six percent (6%).

Loan means the amount to be lent by the Lender to the Borrower in accordance with this Agreement.

Principal Outstanding means at any time, the aggregate of all Advances outstanding at that time together with all accrued interest, any capitalised interest and all other debts and monetary liabilities of the Borrower to the Lender under or in relation to this Agreement.

Purchaser means Arena Investors, LP, a Delaware limited partnership.

Securities Purchase Agreement means the Securities Purchase Agreement dated on 23 August 2023 (as amended from time to time) between, amongst others, the Lender and the Purchaser.

1.2	Incorporated definitions

Definitions in the Securities Purchase Agreement (including by incorporation) apply in this Agreement unless the context requires otherwise or the relevant term is defined in this Agreement.

Intercompany Loan Agreement

1.3	Interpretation

	(a)	Headings are for convenience only and do not affect interpretation.

	(b)	The meaning of terms is not limited by specific examples introduced by including, or for example, or similar expressions.

	(c)	Nothing in this Agreement is to be interpreted against a party on the ground that the party put it forward.

	(d)	The following rules apply unless the context requires otherwise.

		(i)	The singular includes the plural and the converse.

		(ii)	A gender include all genders.

		(iii)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

		(iv)	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them;

		(v)	A reference to a clause, Annexure or Schedule is a reference to a clause of, or Annexure or Schedule to, this Agreement.

		(vi)	A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns.

		(vii)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

		(viii)	A reference to a document (including this agreement) includes any variation, novation, extension, supplement, restatement or replacement of it.

		(ix)	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

		(x)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

		(xi)	Each paragraph of a list is to be construed independently. None limits any other.

		(xii)	A reference to an Event of Default continuing or subsisting is to such Event of Default if it has not been remedied or waived to the satisfaction of the Lender.

		(xiii)	A reference to an asset includes any real or personal, present or future, tangible or intangible property or asset (including Intellectual Property) and any right, interest, revenue or benefit in, under or derived from the property or asset.

		(xiv)	All references to time are to Melbourne time.

		(xv)	Australian dollars, dollars, AUD, A$ and $ is a reference to the lawful currency of Australia.

		(xvi)	Unless otherwise expressly provided in this Agreement, when the day on which something must be done is not a Business Day, that thing must be done on the preceding Business Day.
2	Loans

	(a)	The Lender grants a Loan to the Borrower, in an amount equal to the aggregate amount received by it under the Debentures.

Intercompany Loan Agreement

	(b)	The Loan will be utilised in one or more Advances, with each Advance being automatically made:

(i) at the same time and in the same amount at which the Purchaser purchases each Debenture from the Lender; and

(ii) at such time and in the same amount at which the Purchaser advances further sums of money to the Lender pursuant to each First Closing Reserve Advance, each pursuant to the Securities Purchase Agreement and the Debentures.

3	Interest

The Borrower agrees to pay interest on each Advance made to it at the Interest Rate for the applicable Interest Period to or as directed by the Lender. Interest:

	(a)	accrues daily from (and including) the first day of an Interest Period to (and excluding) the last day of the Interest Period or, if earlier, the date of repayment or prepayment of all or part of the Advance;

	(b)	is payable on each Interest Payment Date and on repayment or prepayment of all or part of the Advance; and

	(c)	is calculated on actual days elapsed using a year of 365 days.

4	Repayment

	(a)	The Borrower must repay all or part of the Principal Outstanding to the Lender on demand.

	(b)	The Borrower may prepay to the Lender any outstanding principal of the Loan and any unpaid interest, after giving reasonable advance notice to the Lender.

5	Payment

5.1	Payments

All payments by the Borrower to the Lender under this Agreement must be made:

	(a)	in same day funds;

	(b)	in Dollars; and

	(c)	on or before 11.00am on the due date, in such manner as the Lender may direct from time to time.

5.2	Payments in gross

All payments which the Borrower is required to make under this Agreement must be:

	(a)	without any set off, counterclaim or condition (other than as contemplated in the Payment Directions Deed); and

	(b)	without any deduction or withholding for any Tax or any other reason, unless the Borrower is required to make a deduction or withholding by applicable law.

5.3	Payments on demand

If any amount payable to the Lender under this Agreement is not expressed to be payable on a specified date that amount is payable by the Borrower on demand by the Lender.

Intercompany Loan Agreement

5.4	Payment to be made on Business Day

If any payment is due on a day which is not a Business Day, the due date will be the next Business Day unless that day falls in the following month, in which case, the due date will be the previous Business Day.

6	Events of Default

6.1	Events of Default

It will be an Event of Default if:

(a) the Borrower does not pay on the due date any amount payable pursuant to this Agreement at the place and in the currency in which it is expressed to be payable; or

(b) an Event of Default (as that term is defined in the Debentures) occurs and the Purchaser declares the entire outstanding principal amount of this Debenture, plus accrued but unpaid interest, liquidated damages and all other amounts then owing in respect thereof to be forthwith due and payable immediately in cash in accordance with Section 8(b) (Events of Default) of the Debentures.

6.2	Consequences of an Event of Default

At any time while an Event of Default is subsisting the Lender may by notice to the Borrower declare the Loan and all other amounts payable under this Agreement immediately due and payable, and the Borrower shall immediately pay to the Lender such amounts.

7	Tax

The Borrower must pay any Tax other than an Excluded Tax in respect of the Lender, which is payable in respect of the execution, delivery, performance, release, discharge, amendment, enforcement or attempted enforcement of this Agreement, any transaction contemplated under this Agreement and any payment made or received in respect of this Agreement.

8	Notices

8.1	Notices other than those sent by email

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement (unless it is made under clause 8.2):

(a) must be in writing and signed by the sender or a person duly authorised by the sender;

(b) must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand, fax or by electronic mail to the address, fax number or electronic address set out in Schedule 1 for that recipient or as last notified by the recipient to the sender; and

(c) will be taken to be duly given or made:

(i) in the case of delivery in person, when delivered;

(ii) in the case of delivery by post, three Business Days (in the place from which the Notice is sent) after the date of posting (if posted to an address in the same country) or seven Business Days (in the place from which the Notice is sent) after the date of posting (where posted to an address in another country); and

Intercompany Loan Agreement

(iii) in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number and or name of recipient indicating that the transmission has been made without error;

but if the result is that a Notice would be taken to be given or made on a day that is not a Business Day in the place to which the Notice is sent or is later than 4pm (local time) it will be taken to have been duly given or made at the start of business on the next Business Day in that place.

8.2	Notices sent by email

Any Notice which may be given or made under this Agreement may instead be sent by email if:

(a) the Notice is signed by a person clearly authorised by the sender in a manner that complies with the electronic signature guidelines agreed by the sender and the intended recipient; and

(b) the Notice is sent to the email address set out in Schedule 1 for that recipient or as last notified by the intended recipient to the sender.

8.3	Receipt of Notices sent by email

A Notice sent under clause 8.2 will be taken to be duly given or made on the first to occur of:

(a) receipt by the sender of an email acknowledgement from the recipient’s information system showing that the Notice has been delivered to the email address stated above;

(b) the time that the Notice enters an information system which is under the control of the recipient; and

(c) the time that the Notice is first opened or read by an employee or officer of the recipient,

but if the result is that a Notice would be taken to be given or made on a day that is not a Business Day in the place to which the Notice is sent or is later than 4pm (local time) it will be taken to have been duly given or made at the start of business on the next Business Day in that place.

8.4	Reliance

Any notice sent under this clause 8 can be relied on by the recipient if the recipient reasonably believes the notice to be genuine and if it bears what appears to be the signature (original or facsimile) of an authorised officer of the sender (without the need for further enquiry or confirmation). Each party must take reasonable care to ensure that no forged, false or unauthorised notices are sent to another party.

9	General

9.1	Receipt of Securities Purchase Agreement

The Borrower acknowledges and agrees that it has received a copy of the Securities Purchase Agreement.

9.2	Governing law and jurisdiction

(a) This Agreement is governed by the laws of New South Wales.

(b) Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

Intercompany Loan Agreement

9.3	Invalidity

(a) If a provision of this Agreement or a right or remedy of a party under this Agreement is invalid or unenforceable in a particular jurisdiction:

(i) it is read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and

(ii) it does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction.

(b) This clause 9.3 is not limited by any other provision of this Agreement in relation to severability, prohibition or enforceability.

9.4	Waivers

(a) No waiver of a right or remedy under this Agreement is effective unless it is in writing and signed by the party granting it. It is only effective in the specific instance and for the specific purpose for which it is granted.

(b) A single or partial exercise of a right or remedy under this Agreement does not prevent a further exercise of that or of any other right or remedy.

(c) Failure to exercise or delay in exercising a right or remedy under this Agreement does not operate as a waiver or prevent further exercise of that or of any other right or remedy.

(d) A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e) This clause may not itself be waived except in writing.

9.5	Variation

No variation of this Agreement is effective unless made in writing and signed by each party.

9.6	Assignment

Neither the Lender nor the Borrower may transfer or assign any of its rights and obligations under this Agreement.

9.7	Cumulative rights

Except as expressly provided in this Agreement, the rights of a party under this Agreement are in addition to and do not exclude or limit any other rights or remedies provided by law.

9.8	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed, is an original. Those counterparts together make one instrument.

Intercompany Loan Agreement

Schedule 1 Notice Details

Part A: The Lender

Name	Company Number	Address and service details
Australian Oilseeds Holdings Limited	396507	Address:	52 Fuller Drive Cootamundra, P.O. Box 263 Cootamundra 2590

		Attention:	Gary Seaton, Chief Executive Officer

		Email: gary@energreennutrition.com.au

Part B: The Borrower

Name	ABN/ACN/ARBN/Company Number	Address and service details
Cowcumbla Investments Pty Ltd	155 048 454	Address:	Unit 2, 100 Park Road Slacks Creek, QLD 4127

		Attention:	Bob Wu

Email: bob@energreennutrition.com.au

Intercompany Loan Agreement

Executed as an Agreement.

LENDER

Executed by Australian Oilseeds Holdings Limited:

Signature
Gary Seaton, Chairman and Chief Executive Officer
Print Name

Intercompany Loan Agreement

BORROWER

Executed in accordance with section 127 of the Corporations Act 2001 by Cowcumbla Investments Pty Ltd:

Director Gary Seaton	Director/Secretary Bob (Wei) Wu
Print Name	Print Name

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